EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-59161, No. 33-62897, No. 333-59009, No. 333-121638 and No. 333-122316), Registration Statement on Form S-4 (No. 333-122317) and in the Registration Statements on Form S-8 (No. 33-59783, No. No. 33-13292, No. 33-32504, No. 333-06977, No. 333-06989, No. 333-78429, No. 333-62382 and No. 333-88476) of Ryerson Inc.(formerly Ryerson Tull, Inc.) of our report dated March 30, 2006 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2006